SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                  of 1934
                           (Amendment No.         )

  Filed by Registrant x
  Filed by a Party other than the Registrant []
  Check the appropriate box:
  [ ]  Preliminary Proxy Statement
  [ ]  Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e) (2))
  [x]  Definitive Proxy Statement
  [ ]  Definitive Additional Materials
  [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           INTERPHASE CORPORATION
               (Name of Registrant as Specified In Its Charter)

  ___________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

  Payment of Filing Fee (Check the appropriate box):
  [x]  No fee required.
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:
  ______________________________________________________________
       (2) Aggregate numer of securities to which transactions applies:
  ______________________________________________________________
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  ______________________________________________________________
       (4) Proposed maximum aggregate value of transaction:
  ______________________________________________________________
       (5) Total Fee Paid
  ______________________________________________________________
  [ ]  Fee paid previously with preliminary materials.
  [ ]  Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1) Amount Previously Paid:
  ______________________________________________________________
       (2) Form, Schedule or Registration Statement No:
  ______________________________________________________________
       (3) Filing Party:

       (4) Date Filed:
  ______________________________________________________________

                              [INTERPHASE LOGO]


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 5, 1999



  To the Holders of Common Stock of
    Interphase Corporation:

       NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Interphase Corporation, a Texas corporation (the "Company"), will be held on May 5, 1999 at 10:00 a.m. local time at the Omni Park West Hotel at 1590 LBJ Freeway, Dallas, Texas, for the following purposes:

       (a) to elect seven directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

       (b) to transact such other business as may properly come before the meeting or any adjournment thereof.

       It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign the enclosed proxy and return it promptly in the enclosed envelope.

                                     By order of the Board of Directors

                                     /s/ S. Thomas Thawley
                                     S. Thomas Thawley
                                     Secretary

  Dallas, Texas
  March 30, 1999

                       Interphase Corporation
                            13800 Senlac
                        Dallas, Texas  75234


                           PROXY STATEMENT
                   ANNUAL MEETING OF SHAREHOLDERS
                       To be Held May 5, 1999

       This Proxy Statement is furnished to shareholders of Interphase Corporation, a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on May 5, 1999. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company. This proxy statement is first being mailed to shareholders on or about April 1, 1999.

              OUTSTANDING CAPITAL STOCK AND RECORD DATE

       The record date for shareholders entitled to notice of and to vote at the annual meeting is March 1, 1999. At the close of business on that date, the Company had issued, outstanding and entitled to be voted at the meeting 5,456,491 shares of Common Stock, no par value ("Common Stock").

                  ACTION TO BE TAKEN AT THE MEETING

       The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted for the election as directors of the Company of the seven persons named under the caption "Election of Directors."

       Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                          QUORUM AND VOTING

       The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his name on the record date. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal at this meeting.

                           PRINCIPAL SHAREHOLDERS

       The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 12, 1999 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company,
  (ii) certain  executive officers  and each  director of  the Company  and
  (iii) all executive officers and directors as a group. Each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it unless otherwise indicated.


  Name and address of             Amount and Nature of        Percent of
  Beneficial Owner (1)            Beneficial Ownership          Class
  -------------------------------------------------------------------------
  Gregory B. Kalush                   832,744   (2)(3)          15.3%
  R. Stephen Polley                   329,000   (2)(4)           6.0%
  S. Thomas Thawley                   316,125   (2)              5.8%
  Philippe Oros                       256,711   (2)(5)           4.7%
  David H. Segrest                     69,400   (2)              1.3%
  Dale Crane                           62,500   (2)              1.1%
  Paul N. Hug                          52,300   (2)              1.0%
  James F. Halpin                      27,000   (2)              0.5%
  Gary W. Fiedler                      30,000   (2)              0.5%
  William Voss                         16,000   (2)              0.3%

  All executive officers
  and directors                     1,738,435   (6)             31.9%
  as a group (10 persons)

  Motorola Inc.                       569,333   (7)             10.4%
  1303 E. Algonquin Road
  Schaumburg, IL  60196

  TCW Group                           367,900                    6.7%
  865 South Figueroa Street
  Los Angeles, CA  90017

  Dimensional Fund                    328,400                    6.0%
  1299 Ocean Ave.
  Santa Monica,  CA  90401

  EQSF Advisors, Inc.                 300,000                    5.5%
  767 Third Ave.
  New York, NY  10017

  (1) The address for these people is Interphase Corporation, 13800 Senlac, Dallas, TX 75234.
  (2) Includes options to purchase Common Stock with exercise prices ranging from $4.38-$15.00 per share (fair market value on the respective dates of grant) as follows: Mr. Polley, 295,000 shares; Mr. Crane, 44,500 shares; Mr. Hug, 44,500 shares; Mr. Segrest, 44,500 shares; Mr. Halpin, 25,000 shares; Mr. Fiedler, 20,000 shares; Mr. Thawley, 44,500 shares; Mr. Voss, 15,000 shares, Mr. Kalush, 10,000 shares and Mr. Oros, 3,366.
  (3) Includes beneficial ownership of shares due to voting rights on shares issued the previous owner of Synaptel (253,411). Includes beneficial ownership of shares due to voting rights on shares held by Motorola (569,333).
  (4) Mr. Polley is vested with 10,000 options to purchase Common Stock of Quescom, Inc., and 60,000 options to purchase Common Stock of Zirca, Inc., each with exercise prices of $1.00 per share. Quescom and Zirca are subsidiaries of Interphase Corporation.
  (5) Mr. Oros has dispositive power for 253,411 shares, but no voting rights on these shares.
  (6) Includes 546,366 shares that may be acquired upon exercise of stock options.
  (7) Pursuant to a stock repurchase agreement with Motorola, Inc. the Company will purchase all the shares owned by Motorola ratably from October 1998 to July 2002 at $6.25 per share.



                            ELECTION OF DIRECTORS

       Seven directors are to be elected at the meeting. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

       A brief description of each nominee for director of the Company is provided below. Directors hold office until the next annual meeting of the shareholders or until their successors are elected and qualified.

       R. Stephen Polley, 48, was hired as President and Chief Operating Officer of the Company and was appointed a director by the Board of Directors in 1993. Effective June 1, 1994, Mr. Polley was also appointed Chief Executive Officer and Chairman of the Board of the Company. Mr. Polley resigned all of his officer positions in March 1999, to become Chief Executive Officer and President of CompUSAnet.com, Inc. Mr. Polley remains Chairman of the Board for the Company. In June 1998, Mr. Polley was appointed a director for ObjectSpace. ObjectSpace is a provider of distributed computing solutions built on 100% Pure Java(tm). From August 1992 to June 1994, Mr. Polley served as a director for Computer Automation, Inc. Computer Automation provides various products and services for use in facsimile management systems, minicomputers and microcomputers. From 1987 to April 1992, Mr. Polley served as President, Chief Executive Officer and a director of Intellicall, Inc., a diversified supplier of telecommunications products and services including private pay telephones and microprocessor-based automated operator systems.

       Gregory B. Kalush, 42, was appointed the Chief Executive Officer, President and Director of the Company in March 1999, he joined the Company in February 1998, as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush is also the sole member of the New Employee Stock Option Committee of the Board of Directors. Prior to joining Interphase Mr. Kalush was with DSC Communications Corporation from 1995 to 1997. While at DSC he served as Vice President Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994, during that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the southwest area, and Division Director of Finance and Operations for the Data Systems division.

       S. Thomas Thawley, 57, is a co-founder of the Company and has served as Secretary and a director of the Company since its inception in 1977.

       David H. Segrest, 54, was elected a director in 1983. He has been engaged in the practice of law since 1970 and has served as a partner of Gardere & Wynne, L.L.P., and its predecessors since 1975. Gardere & Wynne, L.L.P., has served as counsel to the Company since 1978. Mr. Segrest is a member of the Audit Committee and the Compensation Committee of the Board of Directors.

       Paul N. Hug, 55, was elected a director in 1983. He has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPA's since 1988. Mr. Hug is a member of the Compensation Committee and the General Stock Option Committee, and is Chairman of the Audit Committee of the Board of Directors.

       James E. Halpin, 48, was elected a director in 1996. He is the Chief Executive Officer of CompUSA Inc. Mr. Halpin has served as President and a director of CompUSA since May 1993 and as Chief Executive Officer since December 1993. Mr. Halpin also served as Chief Operating Officer from May 1993 to January 1995. From 1990 to November 1992, Mr. Halpin was President of HomeBase, a home center warehouse retailer. Mr. Halpin is a member of the Compensation Committee of the Board of Directors.

       William Voss, 45, was appointed to the Board of Directors in 1997. Mr. Voss has served as Chief Executive Officer and President for Natural Nutrition Group since 1995. Previously, Mr. Voss served as President and Chief Executive Officer of McCain Foods, Inc., from 1993 to 1995. Prior to 1993 he was President and Chief Operating Officer of Pilgrim's Pride Corporation.

       Committees and Meetings of the Board of Directors

       The Board of Directors has established four committees, the Audit Committee, the Compensation Committee, the General Stock Option Committee, and the New Employee and Retention Stock Option Committee. No nominating committee has been established. The current Audit Committee is composed of Mr. Hug, Chairman, Mr. Crane, Mr. Segrest and Mr. Fiedler. The Audit Committee met five times during (or with regard to) fiscal 1998. The Audit Committee's responsibilities are described below under the caption "Audit Committee Chairman's Letter". The current Compensation Committee is composed of Mr. Crane, Chairman, Mr. Hug, Mr. Halpin and Mr. Segrest. The Compensation Committee met two times during (or with regard
  to) fiscal 1998 and reviewed the executive compensation plan of the Company in light of industry practices and circumstances unique to the Company. The current General Stock Option Committee is composed of Mr. Hug, Chairman, and Mr. Crane. The General Stock Option Committee has the authority, as does the full Board of Directors, to grant stock options under the Amended and Restated Stock Option Plan. The General Stock Option Committee met one time during (or with regard to) fiscal 1998. In 1998, the New Employee and Retention Stock Option Committee was composed of one member, Mr. Polley. Mr. Kalush has assumed this role in 1999. The New Employee Stock Option Committee has the authority to grant stock options under the Amended and Restated Stock Option Plan to newly hired employees of the Company and for retention purposes, to existing employees of the Company. It is not intended that the New Employee and Retention Stock Option Committee will grant options to officers or directors of the Company.

       The Board of Directors held five meetings during the fiscal year ended December 31, 1998. None of the directors attended fewer than 75% of the meetings of the Board of Directors and its committees on which such director served.

  Compensation of Directors

  Cash Compensation
       The Company compensates seven of its independent directors, Mr. Crane, Mr. Hug, Mr. Halpin, Mr. Fiedler, Mr. Segrest, Mr. Thawley and Mr. Voss, based upon the number of meetings attended, plus an annual retainer. This amount is reasonably estimated to be approximately $25,000 per year, per director. The remaining director, Mr. Polley did not receive director cash compensation in 1998.

  Directors Stock Options
       In April 1998, each incumbent director was granted an option under the Directors Stock Option Plan for 5,000 shares of Common Stock (an aggregate of 40,000 shares). These options have an exercise price of $8.0937 per share (fair market value on the date of grant) and will fully vest at 5 p.m. on the day preceding the 1999 annual meeting of shareholders.

  Audit Committee Chairman's Letter

       The Audit Committee (under this caption, the "Committee") of the Board of Directors is currently composed of Mr. Hug, Chairman, Mr. Fiedler, Mr. Crane, and Mr. Segrest.

       The purpose of the Audit Committee is to assist the Board of Directors in carrying out its responsibility to oversee the Company's internal controls and financial reporting process. The Committee may take whatever actions it deems necessary to carry out its function. At a minimum, however, the Committee is charged with taking the following actions:

  1. Meeting privately with the independent public accountants prior to the public release of quarterly and annual operating results;
  2. Meeting privately with the independent public accountants as soon as possible after receipt of the final audit report;
  3.   At least  annually, meeting  privately  with the  Company's  outside counsel;
  4. At least annually, meeting privately with the Company's Chief Accounting Officer;
  5. At least annually, meeting with the President, Chief Financial Officer and Chief Accounting Officer to discuss (a) any significant financial reporting issues discussed with the independent public accountants since the last meeting, (b) any significant legal issues discussed with the Company's outside legal counsel since the last meeting, and (c) any other matters which management or the Committee requests be discussed;
  6.   At  least  annually,  reporting  to  the  Board  of  Directors   its
       activities since the last meeting or any other matters which the Committee feels should be brought to the Board's attention;
  7.   Confirming  management's   selection  of   the  independent   public
       accountants; and
  8. Writing a letter to be included in the Company's Annual Report or Proxy Statement describing the Committee's responsibilities and activities during the year.

       The Committee took all these actions during (or with regard to) the fiscal year ended December 31, 1998. In its private meetings with the independent public accountants, the Committee inquired as to such things as their overall level of comfort with the Company's financial statements and internal controls, whether it considered management's determination of reserves and other estimates used in preparing the financial statements to be reasonable, whether there had been any disagreement (resolved or not) with management regarding any financial reporting issue, and if there were any other matters which needed to be brought to the Committee's attention.


  February 10, 1999                       Paul N. Hug
                                          Chairman

                             EXECUTIVE OFFICERS

  The executive officers of the Company, their respective ages, positions held and tenure as officers are listed below:
                                                            Executive
                                                            Officers of
                                                            the Company
        Name         Age  Position(s) Held with the Company    Since
        ----         ---  ---------------------------------    -----
  R. Stephen Polley  48   Chairman                             1993


  Gregory B. Kalush  42   Chief Executive Officer              1998
                           and President

  Philippe Oros      36   General Manager, Quescom             1998



  R. Stephen Polley (see Directors and Executive Officers of the Registrant for biographical description)

  Gregory B. Kalush (see Directors and Executive Officers of the Registrant for biographical description)

  Philippe Oros joined the Company in 1996 as part of the Company's acquisition of Synaptel. Mr. Oros founded Synaptel in 1986 and served as its General manager until 1996. In 1998, Mr. Oros was appointed General Manager of Quescom, a wholly owned subsidiary of Interphase Corporation.




                           EXECUTIVE COMPENSATION

  Report of the Compensation Committee of the Board of Directors on Executive Compensation

       The Compensation Committee (under this caption, the "Committee") is responsible for structuring and monitoring the Company's executive compensation program. The Committee is currently composed of four non-employee members of the Board of Directors: Mr. Crane, Chairman, Mr.
  Halpin, Mr. Hug and Mr. Segrest. Recommendations of the Committee are ultimately reviewed, considered and approved by the Board of Directors; however, after the executive compensation program has been approved by the Board of Directors, the Committee performs ministerial functions effecting and implementing aspects of the program on behalf of the Board of Directors.

       The Committee views its primary objective to be the structuring of a compensation strategy designed to align the interests of executives with the interests of shareholders by creating incentives which are performance-based and tied to the attainment of overall Company goals. The markets in which the Company competes are highly competitive and to succeed in them over the long term the Company must be able to attract, motivate and retain executives with extraordinary qualifications and talents. The Committee evaluates the compensation strategy and compensation plans accordingly.

       Salient components of the executive compensation program include annual salary, annual bonus plan and stock option grants.

       At this time, based on the Company's current executive compensation structure, the Company does not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1 million for deductibility under Sections 162(m) of the Internal Revenue Code, except with respect to the Amended and Restated Stock Option Plan.

  Annual salary

       The Committee attempts to establish annual salary levels that are appropriate with regard to (i) competitive salary levels, (ii) qualifications and experience, and (iii) the longevity, performance and responsibility of the executive. At least annually, the Committee reviews executive salaries and recommends adjustments where appropriate.

  Executive bonus plan

       The executive bonus plan is intended to link executive compensation with the attainment of defined Company goals on an annual basis.

       Each fiscal year the Committee, after consulting with management of the Company, establishes annual financial targets for the Company. A target annual bonus amount is established based upon these financial targets. The actual payment of bonuses is primarily dependent upon the extent to which these Company-wide objectives are achieved. The financial targets established for 1998 were not achieved, thus no executive bonuses were paid.

  Stock option grants

       Through the granting of stock options the Company intends to align the executives' long term interests with those of the shareholders of the Company by tying executive compensation to the long term performance of the Company's stock price. This is the Company's principal long-term incentive to executives.

       The Committee recommends to the General Stock Option Committee the number of shares to be granted to an executive based upon several factors including, but not limited to, management's recommendation, the executive's salary level, performance, position, contribution to the management team, and contribution to the overall success of the Company.

  Chief Executive Officer compensation

       During fiscal 1998, Mr. Polley received a base salary of $250,000 under an employment agreement with the Company. Additionally, Mr. Polley participated in the 1998 annual bonus plan which established specific operating objectives related to Company-wide financial performance, including development and implementation of key product and strategic plans of the Company.

  Summary

       The Compensation Committee, in its judgment, has established executive compensation levels which reflect the Committee's desire to reward executives for individual contribution to the attainment of the Company's goals while linking each executive's financial opportunity with increased value to the shareholders.


                                THE COMPENSATION COMMITTEE

                                Dale Crane
                                James E. Halpin
                                Paul N. Hug
                                David H. Segrest


  Employment Agreements

       The Board of Directors approved Mr. Polley's employment agreement, effective September 1996, pursuant to which the Company employed Mr. Polley as its Chairman of the Board, Chief Executive Officer, Chief Operating Officer and President, at a base salary from July 1997 until September 1999 of $250,000 per year. Effective March 12, 1999 Mr. Polley resigned his position of Chief Executive Officer, Chief Operating Officer and President, but he will remain Chairman of the Board. During 1999, he will act as a consultant to the Company until the annual meeting of shareholders held in 2000, and will receive compensation of $100,000 per year.

       The Board of Directors approved Mr. Kalush's current employment agreement, effective March 12, 1999, pursuant to which the Company employs Mr. Kalush as its Chief Executive Officer and President, at a base salary from March 1999 until March 2000 of $225,000 per year. After the expiration of the initial term of employment, the employment agreement will continue for successive one year terms, unless either Mr. Kalush or the Company gives notice to the other party more than 30 days prior to the expiration of the current term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. Kalush (i) received in March 1999 a non-qualified stock option for 77,578 common shares, and an incentive stock option for 22,422 common shares, all for a ten year term and an exercise price of $7.313 per share, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company's Executive Bonus Plan, with his "annual bonus target" being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.

       Mr. Kalush's employment agreement permits the Company to terminate Mr. Kalush without further compensation for overt misconduct. If Mr. Kalush dies or the Company elects not to extend the then current term of Mr. Kalush's employment agreement or terminates Mr. Kalush's employment agreement by reason of disability (including the Company's election not to renew the employment agreement), then Mr. Kalush will be entitled to
  (i) receive severance compensation in the amount of one year's base salary, and (ii) receive a pro rata payment of his bonus for the year in which he is terminated; provided, however, if Mr. Kalush's employment is terminated by means of the Company's election not to renew the employment term, Mr. Kalush shall be entitled to receive an amount equal to last year's bonus.

       In the event of a "change in control" of the Company, all outstanding stock options of Mr. Kalush will become exercisable, subject to certain restrictions. A "change in control" under these arrangements is generally defined as a tender offer or exchange offer by any person or entity for the common stock of the Company whereby such person or entity would own more than 50% of the outstanding common stock of the Company.

       In addition, if the employment of Mr. Kalush is terminated following the accumulation by one investor of 30% or more of the outstanding common stock of the Company then all of his outstanding stock options will become exercisable, subject to certain restrictions.

  Summary Compensation Table

       A summary compensation table has been provided below and includes individual compensation information on the Chief Executive Officer and certain other executive officers (collectively, the "Named Executive
  Officers") during fiscal 1998.

                                                               Long-term
                                 Annual Compensation (1)       Compensation
                                 ---------------------------- -------------
                                                    Other      Securities
                                                    Annual     Underlying       All Other
                                 Salary   Bonus  Compensation  Options/SAR's  Compensation (2)
                           Year    ($)     ($)       ($)            (#)            ($)
                           ---------------------------------------------------------------
 R. Stephen Polley         1998  250,000        -      -            5000         $ 7,786
 Chairman of the Board,    1997  225,000   99,000      -            5000           8,968
 Chief Executive           1996  200,000   82,000      -         205,000           8,547
 Officer and President

 Gregory B. Kalush         1998  175,000        -      -          60,000           5,661
 Chief Financial
 Officer, Vice President
 of Finance and Treasurer

 Philippe Oros             1998  125,000        -      -          10,000               -
 General Manager,          1997  110,000        -      -               -               -
 Quescom                   1996  100,000        -      -           2,730               -


       (1) The table does not include the cost to the Company of benefits furnished to certain officers, including premiums for life and health insurance. No executive officer named above received other compensation in excess of the lesser of $50,000 or 10% of such officers' salary and bonus compensation.
       (3) "All Other Compensation" consists of matching and discretionary (as defined) payments by the Company pursuant to its 401(k) plan as well as payment of accrued, but unused, vacation benefits pursuant to Company policy.


  Option/SAR Grants in Last Fiscal Year

  The  following  table   provides  information  with   respect  to   stock
  options/SARs granted to  the Named Executive  Officers during the  fiscal
  year ended  December 31,  1998.   The potential  realized value  reported
  below assumes compounded  annual rates  of return  over the  term of  the options.


                   Number of   Total Options/
                   Securities   SARs Granted                        at Assumed Annual Rates
                   Underlying   to Employees                       of Stock Price Appreciation
                  Options/SARs   in Fiscal     Exercise                  for Option Term
                     Granted        Year        Price    Expiration   5 Percent   10 Percent
 Name                  (#)          (%)          ($)        Date         ($)          ($)
 ---------------------------------------------------------------------------------------------
 R. Stephen Polley    5,000         2%         $ 8.09    4/30/2003    $ 11,181    $  24,706

 Gregory B. Kalush   10,000         4%         $6.00     8/26/2008    $ 37,734    $  95,625
                     50,000        20%         $6.50      2/2/2008    $ 78,318    $ 300,175

 Philippe Oros       10,000         4%         $6.9375    4/9/08      $ 43,630    $ 110,566



  Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

       The following table discloses incentive stock option exercises for the Named Executive Officers during the fiscal year ended December 31, 1998. In addition, the number and value of unexercised options/SARs that were outstanding at December 31, 1998 are summarized in the table. A distinction is made between options/SARs that were exercisable (vested) at December 31, 1998 and those options/SARs that were not exercisable at December 31, 1998.

                                            Number of Securities        Value of Unexercised
                                            Underlying Unexercised          In-The-Money
                        Shares                  Options/SARs               Options/SARs
                    Acquired on   Value     at fiscal Year End          at fiscal Year End
                      Exercise  Realized   Exercisable/Unexercisable  Exercisable/Unexercisable
  Name                  (#)       ($)                (#)                        (#)
  ---------------------------------------------------------------------------------------------
  R. Stephen Polley      -         -          347,778 / 177,222         305,320  /   $55,555

  Gregory B. Kalush      -         -             -    /  60,000           -      /   $35,000

  Philippe Oros          -         -           1,366  /  11,364          -      /    $ 625

  Stock Performance Graph

       The following chart compares the cumulative total shareholder return on Common Stock during the fiscal years ended December 31, 1998, 1997, 1996 and 1995, October 31, 1995 and 1994 with the cumulative total return on the NASDAQ market index and a peer group index. The peer group consists of companies with the same four-digit SIC code as the Company
  (3577). The Company relied upon information provided by another firm with respect to the peer group stock performance. The Company did not attempt to validate the information supplied to it other than review it for reasonableness. The comparison assumes $100 was invested on October 31, 1993 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.



                         [PERFORMANCE GRAPH APPEARS HERE]

                                Cumulative Return

                     10/93   10/94   10/95   12/95   12/96   12/97   12/98
                     -----------------------------------------------------
  Interphase
   Corporation        100     282     271     274     235     135     165
  PEER Group          100     113     141     169     152     141     199
  NASDAQ              100     101     135     138     170     208     292


                        CERTAIN RELATED TRANSACTIONS

       David H. Segrest, is the Assistant Secretary and a director of the Company, and a member of the Compensation Committee and the Audit Committee of the Board of Directors of the Company. Mr. Segrest is also a partner of Gardere & Wynne, L.L.P., the Company's general counsel. Mr. Segrest and others at Gardere & Wynne, L.L.P., provide legal services to the Company and are typically compensated at prevailing hourly rates. During fiscal 1998, the Company paid Mr. Segrest (for services as a director) and Gardere & Wynne, L.L.P., approximately $447,000 for services provided.

          SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and furnish the Company with a copy. Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its officers, directors, and greater than ten percent shareholders complied with all filing requirements applicable to them during the reporting period ended December 31, 1998, except that Form 4 was late for Mr. Thawley and Mr. Godsey.

              RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

       ARTHUR ANDERSEN LLP served as the independent auditors of the Company for the fiscal year ended December 31, 1998. A representative of ARTHUR ANDERSEN LLP is expected to be present at the annual meeting and will have the opportunity to make a statement and will be available to answer appropriate shareholder questions.

                       SHAREHOLDERS' PROPOSALS

       Any proposals that shareholders of the Company desire to have presented at the 2000 annual meeting of shareholders must be received by the Company at its principal executive offices no later than December 1, 1999, whether or not the shareholder wishes to include the proposal in the Company's proxy materials.

                                MISCELLANEOUS

       The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company.

       Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

               The Annual Report to Shareholders of the Company for 1998, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.

         The Company will provide without charge to each person whose proxy is solicited hereby a copy of the Company's 1998 Form 10-K upon written request as set forth below. Exhibits to the Form 10-K are also available upon written request upon payment of a reasonable charge to cover the Company's cost in providing such exhibits. Written requests should be sent to Investor Relations, Interphase Corporation, 13800 Senlac, Dallas, Texas, 75234.


                                         By Order of the Board of Directors

                                         /s/  S. THOMAS THAWLEY
                                         S. THOMAS THAWLEY
                                         Secretary
  Dallas, Texas
  March 30, 1999